Exhibit 99

Investor Contact:
Kiley Fleming
(615) 855-5525

DOLLAR GENERAL REPORTS INCREASED SALES FOR THE MONTH OF February

GOODLETTSVILLE, Tenn. - March 8, 2001 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the four-week fiscal period ended March 2, 2001, equaled $367.1 million compared with $307.2 million for the four-week period ended February 25, 2000, an increase of 19.5 percent. Due to the Company's 53-week fiscal year in 2000, the Company's fiscal and calendar periods in 2001 do not coincide. For the four-week calendar period ended March 2, 2001, total sales increased 18 percent and same-store sales increased 4.7 percent compared with sales for the four-week period ended March 3, 2000.

Outlook:

For the five-week fiscal period of March, the Company expects total sales to increase 15-17 percent. For the five-week calendar period, same-store sales are expected to increase 1-3 percent compared with sales last year. March sales will be released on Thursday, April 12, 2001.

Weekly sales trends are announced on Mondays after the market closes and can be attained online at www.dollargeneral.com or by calling (615) 855-5529.

For the first quarter, total company revenues and same-store sales are expected to increase 15-17 percent and 2-4 percent, respectively, as compared with the first quarter of 2000. The Company anticipates opening 200-250 stores in the quarter. Gross profit as a percentage of net sales is expected to be flat to down slightly compared with 2000. Based on current sales expectations, management anticipates operating expenses as a percentage of net sales will increase 0.50-0.60% compared with 2000. Interest expense as a percentage of net sales is expected to increase 0.20-0.25%, reflecting higher borrowings and higher interest rates compared with the first quarter of last year. The tax rate is expected to be approximately 36.25%. Using this guidance, management expects to report earnings per share of $0.13-0.14 for the first quarter ending May 4, 2001.

Dollar General operates more than 5,000 neighborhood stores in 25 states.

This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements as a result of certain risks and uncertainties, including, but not limited to, general transportation and distribution delays or interruptions, inventory risks due to shifts in market demand, changes in product mix, interruptions in suppliers' business, fuel price and interest rate fluctuations, and costs and delays associated with building, opening and operating new distribution centers ("DCs") and stores. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events.

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